UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 23, 2009

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about July 24, 2009.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 16, 17, 19, 20, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, and 42 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 26, 2009

1. In the 10-K, you note that as of December 31, 2008, EXPD incurred approximately $14 million of cumulative legal and associated costs related to the DOJ investigation, of which $10 million occurred in 2008. What were your Legal costs associated with the Federal antitrust class action lawsuit and/or the European Commission’s request for information beyond those related to the DOJ investigation and what were your total legal costs for all of 2008 compared to 2007? Do you anticipate any incremental legal expense associated with the European Commission’s additional request for information at your U.K. subsidiary in connection with the ongoing freight forwarder investigation? What do you expect your total Legal and associated costs in 2009 to look like compared to 2008?

Legal costs for the Federal anti-trust class action lawsuit and the European Commission’s Request for Information (RFI) have been a relatively small part of the $14 million of legal fees incurred related to anti-trust investigations. The lion’s share of legal expenses have primarily been related to the U.S. Department of Justice’s (DOJ’s) anti-trust investigation. While legal expenses have abated, relative to levels being incurred a year ago, we still expect to have some ongoing legal expenses during 2009 related to each of these aforementioned proceedings. Without being trite, as we’ve addressed this topic before on more than one occasion, an attempt to predict the magnitude of these expenses at this juncture would be pointless as we feel the ongoing questions asking us to predict future legal spend have been. We understand everyone’s interest in the topic, it is something we are keenly interested in as well. We would hope, however, that everyone understands that if we actually knew enough to be able to predict our legal expenses, that would be an associative discussion which would follow a much more serious disclosure. At that juncture, legal fees would be of lesser concern.

When you come from a frame of reference, as we do, where $0 spent on legal expense would be the most preferred alternative, having to predict anything beyond that, by its nature, would become inherently and incredibly biased towards our own wants, desires and expectations. To us, this is somewhat akin to being asked to predict how many minutes after being force fed a dead frog we would throw-up…and the operative word is “force,” as we’d never elect to do either on our own. In both cases (the legal fees or swallowing the dead frog) we’re certain we would eventually throw up. In neither case do we know exactly how much money or how much time would pass before we did. In both cases, however, our gut check, no pun intended, is not very much and not very long! It should go without saying that given our druthers, we’d rather not spend the legal fees or eat the dead frog in the first place. Sometimes you don’t get the luxury of deciding what you have to eat. When you do, and it’s unpalatable, it should be obvious that you would eat as little as possible. What we are certain of is that if we were talking about being force fed dead frogs and not incurring excessive legal fees, people would be content accepting at face value that it would be as little as possible. Please rest assured, however, that whatever our legal costs are during the next year, while they will be more than we want, they will be the least amount that we can spend to completely and competently comply with ongoing requests or requirements of the various government and/or civil authorities overseeing these various proceedings.

With respect to the European Commission (EC) investigation, like our system here in the United States, the degree to which outside counsel is involved is totally driven by the degree to which the EC sees fit to ask questions and seek clarification. Contrary to the DOJ’s procedure, the EC’s procedures are civil as opposed to criminal proceedings. The EC will ask questions and ask for information then, depending on the responses, they will issue a charging document that either requires you to formally respond…or they would not name you, in which case, there would be nothing to formally respond to. One involves a lot of money, the other, obviously, does not. If charges are issued, the target companies have to then formally prepare their defenses and present that to the EC, and later to a Court, if an appeal is taken. As we said, their system works very differently from ours and, at this stage, we are simply waiting to hear if they will make further requests of us, or take actions that will require us to engage in a more formal legal defense.

2. Can you provide an update on your claim as direct purchaser in Lufthansa antitrust settlement? What is the total proposed settlement amount or Expeditors’ estimated share? While final court approval is still required, how would Expeditors pass its share of the settlement back to customers for service provided between 2000 and 2006? And will some of the proceeds, or the decision itself, help to mitigate future legal costs related to DOJ investigation?

This case is still unresolved. Accordingly, we need to be somewhat careful in what we say here and even more careful about how we say it. We can say what now is a matter of public record, and that is the policy that we’ve adopted and have also communicated to our customers. The proposed settlement amount offered by Lufthansa was €58 million. We have gone on record as saying that we do not intend to keep for ourselves any money that would be passed to us by Lufthansa, or any other carrier for that matter, who settle their related civil class action lawsuit obligations. We are, by necessity, a plaintiff in this suit because, as an indirect carrier, we were part of the relatively small group that actually paid all of these surcharges to the air carriers. Since we don’t believe we made any money from surcharges, we do not intend to pocket any of the money that came back to us as a result of airlines having pled guilty and subsequently having made a payment as an offering to settle their civil obligations. To add a little further perspective, to put money where our proverbial mouth is, we intend to have distributed any money we receive to our customers in accordance with some fair methodology closely aligned with the methodologies the Court chooses to divide up these various settlements. Expeditors would absorb the costs of administration for the distribution of any settlement funds we receive and pass on. And that’s all we’re going to say about that today.

3. In 1993, the company net income has decreased (the only time in 20 years), could you explain what happened?

The year 1993 was very significant for Expeditors. It was the year that we began paying dividends and it was also the year that we increased our accrued income tax rate to apply the U.S. statutory tax rate to all worldwide earnings. Prior to that time, we had only provided income tax at the U.S. tax rate for that portion of earnings which were actually earned in the United States. The portion of the taxable income that was earned offshore by our overseas subsidiaries and affiliates was accrued and subsequently paid to local governments at tax rates which were applicable to those individual tax jurisdictions. In those days, a very large percentage of our profits were earned in Asia and were subject to tax rates that were substantially below the tax rates applicable in the United States. In some jurisdictions, in reviewing our financial situation at that time, we determined that it was important for our continued development to begin paying a dividend. Also, in order to make the required IT and other investments needed to grow our business, we needed to have an unrestricted flow of funds back into the United States from all our foreign subsidiaries. Our policy from that time forward has been to repatriate all foreign earnings back to the United States. That decision obviously required that we pay tax on all worldwide income in the United States. Even though there was a timing difference between when we earned the money overseas and subsequently repatriated funds into the United States, usually the next year, accrual-based accounting, GAAP if you will, required that we accrue tax expense at the United States rate in the year those profits were earned, regardless of where they were earned. For that reason, our marginal tax rate increased to accrue taxes for all 1993 (and subsequent) pretax income upon which we anticipated eventually paying taxes in the United States. Because of tax treaty conventions against double-taxation, we received a tax credit in the United States for taxes paid overseas.

4. Could you explain the higher profitability of the Asian operations (27% of net revenues and 45% of operating income) compare to US and Europe? Is the competition less intense in Asia?

No, actually the competition in Asia is very keen. What is being reflected in these profitability ratios is caused by two factors: 1) the product mix differentials between Asia and Europe and the United States; and 2) the favorable labor expense differentials available in Asia. Asia is much more export oriented. Exports at the origin, in general, are more profitable than imports. This profitability is particularly enhanced when your cost of service, primarily payroll costs, is much lower in Asia as compared with service costs in the United States and Europe.

5. Can you update volumes on a year-over-year basis for the months of February and March? You’ve mentioned in prior 8-K’s that the company tends to compare the first two months of the year to the same two months of the previous year in assessing relative volume strengths for the first quarter? Can you update those results as well place. What did March look like?

Please note the percentage changes in year-over-year (2009 versus 2008) monthly airfreight tonnages and ocean freight container counts:

	Airfreight	Ocean Freight
January	(32)%	(18)%
February	(19)%	(27)%
March	(30)%	(18)%
April	(32)%	(25)%
May	(27)%	(23)%

6. I heard a rumor that you are hosting an upcoming analyst day? Is this correct? And if so what are the dates and times? Is it open to all analysts? I would like to attend if possible.

We have never hosted an “Analyst Day” and have no plans to do so. We’re not sure where you may have heard this rumor, but it does remind us of a quote we once heard by baseball pitcher John Tudor (who had his leg broken by an opposing player crashing into a dugout where Tudor was sitting watching a game he wasn’t even pitching in). “A rumor without a leg to stand on will find some other way to get around.”

We do meet with analysts at our Corporate Office here in Seattle, and when we are traveling, if we can arrange times that do not interfere with the necessary activities of managing our business and meeting with existing and potential customers. We meet with analysts with the understanding that such discussions are limited to responses already discussed in these 8-K filings, events of previous quarters already made public, general market information published by others in the media, and that there be no discussion related to particular events that could be construed in any way to be material non-public information.

7. Can you outline any specific things that the company is doing to curtail expenses in this very difficult economic downturn? Do you have a corporate aircraft fleet? If so, have you downsized that fleet?

If you compare our operating income percentages with those companies whom the analysts designate as our peer group, you will note that our operating income percentages are much higher, nearly double of most of those within the market defined peer group we are thrown in with. We have also done responsible, measured things when times were good. Perhaps the most significant thing we can point to is having had the good fortune to have developed a corporate culture and a compensation system that reinforces the need for constant productivity improvement by tying people’s individual compensation to direct operating profit, on a cumulative basis. As a consequence, we’ve always done many of the things people are just getting around to doing now in an attempt to tighten their belts. We initiated a hiring freeze last year. There are, of course, reasonable and logical exceptions that need to be made in instances, for example, where new business comes on—trying to handle new business with inadequate resources flies in the face of one of our 2009 corporate goals—“Don’t do anything stupid”. Our hiring freeze is also a “Don’t do anything stupid” (D2AS) kind of hiring freeze. “Don’t do anything stupid” also means that we don’t take steps in the name of short-term profitability that will weaken our long-term capability to meet the service needs of our customers nor damage our greatest asset—our employees.

We have no corporate aircraft and, accordingly, there was nothing to downsize in this area specifically. A few of our executives have had very limited personal time share arrangements and because these were personal, they were paid for privately (i.e. with their own “after tax” compensation). We don’t think how they spend their own money is any of our business. How many other corporations would sign up for this deal? Not many, that is for certain, and that is one reason we are who we are.

8. Is there a heavy lift / project forwarding spin to this?

Is it further to Chicago than by bus? We’re not sure what the question is, hope the answer helps, didn’t do much for us, but then again neither did the question.

9. In your ocean segment, your order management business grew in first quarter and again outpaced that rate of change of your forwarding and consolidation business. Please provide more details as to why you are having such success in this area. Is this environment more conducive to this type of sale; or does this relate to better traction of the service offering within Expeditors relative to the other two areas? What percent of ocean net revenue does order management represent?

It is probably a good idea to spend a few moments defining what order management is before we attempt to describe why we are seeing stronger growth in this sector of our ocean services than in other parts. Order management services are, at their core, a series of activities that pertain to the management and co-ordination of our customers’ various and sundry vendors at origin locations. The purpose is to ensure that the goods are shipped timely and accurately. That co-ordination can extend beyond the origins to key points along the supply chain if the customer so desires (like destination brokerage and delivery for instance). The most universal part of order management services relates to origin activities of several distinct types. Typically these services do not involve the actual transportation of the goods. The historical profiles for most order management customers have tended to be large ocean shippers with their own steamship line contracts for transportation services, but who still require origin services to ensure the goods ordered from their factory suppliers get on the right ship destined to the correct destination. While that has been the historical focus of this business, as supply chain management has become more integrated with information management, it is not unusual for customers who use our own NVO services (described in more detail below) or, although much less common, even our airfreight services, to utilize our order management capabilities.

The purchase order (PO)—or some similar arrangement, which our customers have used to place their orders with the factories that will be producing the goods, provides the basis around which to organize the order management services. In many cases customers require that, as part of managing their purchase orders with their suppliers, we also gather and transmit to them very important information concerning their vendor’s performance, or non-performance in some cases. This gives the customer the ability to intervene with their supplier as necessary…or to provide us with instructions when and how we should intervene on their behalf. Our customers’ need to have someone with “boots on the ground” in these origin locations provides us with an opportunity to help them ensure that the chosen factories are meeting their shipping deadlines with the correct quantities, SKU’s, etc. being produced and delivered according to our customer’s schedules. Once ready for shipment, according to customer requirements, the goods can be picked up by us, or delivered to the next service provider in our customer’s supply chain.

Our involvement varies according to customer preference. At a minimum, we would be providing a real-time information window that tracks when our customers’ suppliers are providing their goods to our warehouses or the steamships’ container yard, again depending on customer preference. In some instances we might supervise the loading (or “stuffing” as we call it) in our designated container freight station, before moving it to the container yard, or we would co-ordinate the containers loaded by the factories (“shipper load”) being tendered to the relevant steamship line’s (with whom our customers have their own contract) container yard. In these instances, they don’t need us to move that freight on one of our own house bills of lading as an OTI. OTI is an abbreviation for “Ocean Transportation Intermediary” obviously a word coined by a government agency to describe the ocean freight consolidation service. This particular service is still more commonly recognized and referenced by its former abbreviation, NVOCC (Non-Vessel Owning Common Carrier) or just “NVO” for short. We continue to work with the steamship lines to make sure that the containers delivered to their container yard are loaded correctly. Ultimately, these origin services result in a container or a group of containers, being tendered to a common carrier. The associated information regarding these tenderings and subsequent sailings is also captured and transmitted to our customers via our proprietary software. The benefits of an efficient order management program extend from more efficient aggregate container utilization to carbon footprint reduction by maximizing the amount of space in each loaded container to reduce the total number of containers used.

We are seeing more year-over-year growth in order management than we are seeing in general ocean volumes, either as an ocean freight consolidator (the NVO product) or when performing direct ocean forwarding services, where we prepare critical documentation on behalf of the customer, and if asked, arrange for the pickup and delivery of customers’ containers to their designated steamship line. The growth in order management is related to several factors: 1) our having absorbed more business from a very large retail customer which we began transitioning last year; and 2) a renewed focus on marketing this order management business with additional features that we have added to our service offering which enhances our value added capabilities. Order management net revenue, as a percentage of total ocean net revenue, has steadily grown over the past number of years but is still less than 20% of total ocean freight net revenue.

10. To what extent is Expeditors involved in the testing of the 10+2 program? Are you doing any voluntary submission of data to test the interoperability of the program?

Probably to a greater degree than we can actually talk about. Because of the underlying security rules, our response needs to be understandably understated. From a general perspective, however, the “10+2” program, or Importer Security Filings (ISF) as it is now officially known, is a security requirement whereby certain critical manifest information related to foreign shippers and U.S. importers is submitted to a stipulated government agency for approval prior to the shipments being allowed to sail on an ocean freight vessel headed to a port in the United States. When fully implemented, no container can be loaded on a vessel bound for the United States until said agency has given approval. This is all done via electronic data interchanges, and because of that, technological capability is critical. “10 + 2” relates to the number of security elements that are transmitted.

And…yes we are working with our customers in making sure that they are operationally capable to comply with this law. The challenges have been interesting for us and we have created a tool that works very well and has been proven to be very effective with those customers who have implemented it. We believe this program has enhanced our reputation for providing customer service through bringing technology to processes in new areas that have critical strategic importance to our customers. While we are seeing an increase in ISF filings each month, both in numbers of shipments and numbers of customers making filings, our perception is that there is still a tremendous amount of work to be done by a lot of companies who import goods shipped by foreign shippers to make sure that they comply with these new requirements. We think we’re pretty well positioned to assist current and potential clients to make this transition and look at it as an opportunity to enhance our reputation as well as an important customer service responsibility.

11. Growth in your ocean net revenue per kilo in first quarter slowed relative to fourth quarter while the growth in your airfreight net revenue per ton remained as strong as fourth quarter, if not a bit stronger than first quarter. Can you compare the current dynamics of these two market places in late first quarter/early second quarter in terms of how these metrics are now trending? Do the general trends for air and ocean freight, respectively differ materially on the Asia-to-US lane versus the Asia-to-Europe lane?

Just to clarify how we monitor these statistics at its highest levels, ocean freight volume is typically measured according to container counts (equalized to Twenty (20) Foot Equivalent Units or TEU’s). We do not track ocean freight “by kilo.” Airfreight is typically tracked by kilo. That is the way it is sold by the common carriers and that is the way we track it. We don’t know what our growth in ocean net revenue per kilo is and, while we could derive net revenue per metric ton readily enough, we’re not sure either of those mathematical exercises would mean much to us. Accordingly let’s answer the question we think you meant to ask as opposed to trying to address the question with some kind of meaningless freight doggerel.

We’re not sure how you make your assumptions about relative growth and strength, because we don’t release actual container or kilo information….We think the point of this question is a discussion about yields and yield management. Managing net revenue per kilo or net revenue per container does not utilize a fixed formula. There are vast differences on different traffic lanes depending on freight mix, carrier selection, customer service expectations and end-user markets.

Historically, on a seasonal basis, the first quarter has the highest yields and, as freight volumes start to expand throughout the annual business cycle, yields start to decline. As noted in our most recent earnings release and 10-Q filing, there was a significant spot market which developed in both the ocean and air markets. Spot markets, by their nature, are much more pronounced and much more prevalent during periods of excess capacity. These spot markets have continued into June. On a comparable basis, the yields in 2009 remain higher than the yields in 2008, however, we believe yields in both ocean and air have and will tighten from those experienced in the 2009 first quarter. Yields to North America and yields to Europe move back and forth. As of last month, yields to Europe were slightly higher, but in both markets these yields are very much a function of excess supply and inconsistent demand. That yields will moderate over time goes without saying. However, the economics of providing these services are much more important than an incessant analysis of how much mathematical yields are gyrating. That said, the one thing that does need to be carefully analyzed is the true meaning of yields in the context of falling freight rates. For example, a 12% yield with the rates at $4.00 per kilo results in a profit of $.48 per kilo net revenue before covering salaries, rent and other overheads. At a freight rate of $2.50 per kilo, you could be making $.40 per kilo net revenue, 20% less than $.48 per kilo noted above, despite having a higher yield of 16%.

12. How many FTEs did you employ at the end of March 2009? Investors appreciate your desire not to cut headcount to prop up near-term earnings. But as you think about staffing needs over the longer-term, would your headcount trend with volumes (adjusted for productivity)? And would you use natural attrition to accomplish this goal?

	31-Mar-09	31-Mar-08	Diff	% Diff
North America	4,262	4,474	(212)	-4.7%
Asia	3,382	3,403	(21)	-0.6%
Europe and Africa	1,984	1,967	17	0.8%
Middle East	1,095	1,018	77	7.6%
South America	617	630	(13)	-2.1%
Australasia	225	217	8	3.5%
Information Systems	599	547	52	9.5%
Corporate	191	169	22	13.0%

Total	12,355	12,425	(70)	-0.6%

Like so many things in our culture, the management of head count at Expeditors takes on a very unique approach. We have not mandated lay-offs, favoring instead to have natural attrition. What hasn’t been affected is our normal focus on being slow to hire…i.e. do we really need the extra person and quick to fire…i.e. if someone is not working out after a fair shot, we don’t spend a lot of time trying to find a new place for them to fit in. These “right sizing” staffing decisions are made by District Managers (DM) at their respective branches. To that end, over the years there have been isolated instances of RIF’s (Reductions in Force) at a branch level where a large customer may have moved their business away from us and we were left with a number of people with nothing to do for a substantial period of time. After exhausting potential alternatives, the DM, with the support of his or her Regional Vice President, can reduce numbers of staff. We don’t encourage it…and in fact the corporate directive is that we do it when we have exhausted all other resources, including intercompany transfers.

In addition, we have made a conscious decision to continue to invest in Information Systems during this challenging period because we feel this is an especially important time to work on some promising projects that have future business and customer service ramifications. We have also instituted a policy that no one gets transferred from a branch onto the corporate payroll without executive officer approval.

13. Overall average base salaries lower in first quarter. Was this a function of a larger number of newer hires? If so, given that headcount growth was modest in 2008, does this imply there was greater attrition in the mid- or longer-tenured staff in 2008?

No, it was primarily a function of less bonus, which can be explained purely in mathematical terms as we were down 10% in operating income in the first quarter 2009 as compared to the first quarter of 2008. Being 10% down in operating income means that both the 25% field bonus and the 10% executive incentive bonus pool, where the lion’s share of our manager’s and supervisor’s compensation comes from, were down at least 10% from 2008. Salaries were also impacted by a weakening of European currencies against our functional currency, the US Dollar, as compared to a year ago. What that means is that European compensation expense, if it were constant year-over-year in local currency units, would actually be lower on a year-over-year basis when translated into US Dollars. There was also a reduction in stock compensation expense as a result of the “true up” described in question 36 and in our first quarter 2009 10-Q.

With all the announcements being made about companies cutting salaries, we think it worth noting here that because of our structure of modest base salaries and non-capped incentive bonuses fixed on a flat percentage of operating income, as operating income falls, compensation is automatically cut commensurately for those who should bear the brunt of making less operating income…the functional managers and supervisors in our Company. The point that we believe differentiates Expeditors’ methodology from those touted by others is that the way forward to increasing compensation lies in the hands of those responsible for managing the various geographical units of our Company. A reduction in income at Expeditors is non-discretionary…therefore motivational, as opposed to the de-motivational discretionary cuts (why 5% not 3%, etc.) implemented by an HR department at the behest of some Vice President of everything. Everyone at Expeditors understands that compensation is down if operating income is down. More importantly, they have the total conviction that it will be their hard work, ingenuity and entrepreneurial spirit increasing operating income that will get that “lost” compensation back. Future compensation increases are not held hostage by someone “with a clipboard” in the HR department (which by the way we don’t have) or someone in finance who made promises to Wall Street.

At the end of the day, ours is a very powerful model. It personalizes profitability to a level that those “with a clipboard” who practice the discretionary pay cuts can never hope to achieve. They only have to show the Wall Street Analysts, or their Bankers, that they have implemented these pay cuts. The people at Expeditors who bear the responsibility for creating operating income live with their profitability challenges 24/7. Not only is it a focus at work, they have to go home and tell their spouses there won’t be as much monthly income as they’ve become accustomed to until profitability increases. This discussion would logically be followed by some kind of a commitment to get that “lost” monthly income back as soon as possible, and that commitment isn’t something that gets discussed every quarter on a conference call or in a meeting with a Banker, it gets talked about every night at dinner!

14. How much of the decline in gross revenues would be considered fuel surcharges?

This is a very good question and one that is somewhat difficult to quantify. One thing that complicates this process is the current trend whereby underlying rates and fuel surcharges are becoming increasingly hard to differentiate, particularly when doing time-sequence analysis. The other thing that complicates this process is the comparatively low volumes of business and a record drop in fuel prices. Add to that the sharp reduction in dedicated cargo freighters, which means that the current capacity is much more than usual, dependent on belly space…and belly space is typically less expensive and much more susceptible to spot pricing than dedicated freighter capacity and a pricing environment that is more cost independent than we have seen for some time.

15. What is the $4.5 million of net other non operating expense? Is that f/x?

The major parts of the $4.5 million came from approximately $2.8 million in foreign exchange gains and approximately $1.2 million from a business tax rebate received in China.

16. Can you give us an update on the EU/USDOJ investigations into price fixing?

There isn’t much to say beyond what we’ve included in our recent 10-K and 10-Q filings. On both the DOJ and EC fronts, we’ve complied with inquiries that have been made of us and are waiting to hear what, if anything, they still might request.

17. Can you say what your plans are for new offices this year? What markets look like they are poised for growth that would benefit from your presence?

We’ll continue to look at opportunities for opening new satellite offices in Europe (which may include something in Russia), the Middle East and China. Intra-Asia is doing well and certain countries in Latin America seem to be holding up pretty well. This is a year for evaluating new office openings based on opportunities for growth.

18. I understand that it is difficult to look at one of your geographic reporting segments in isolation, but can discuss why a fairly small 4% decline in net revenue for that region led to a 17% decline in operating income?

This is primarily due to internal royalty fees that were previously reported as part of Asia for segment financial reporting purposes and are now being split between the United States and Asia, principally as a result of our acquiring all 100% of our Chinese subsidiary and initiating changes in the ownership structure of the holding company that owns some of our investments in China. This is not directly associative and an argument could be made that we could have reclassified the prior year numbers to conform to the current year’s presentation. In reality, given the actual structure of how we now control our operations, this current year treatment and prior year treatment are shown consistent with the legal and management structures that were in place in the early years.

19. Given the broad based declines in industry volumes, are you seeing an accelerated pace of capacity being removed by carriers? How would you describe the supply or freight capacity currently in air and ocean?

We’re not sure we’re seeing an acceleration of capacity being pulled out of the air and ocean markets, but we are sure that we have witnessed a tremendous amount of capacity having been pulled out over the last eight months. Currently, there remains an excess supply of ships and planes relative to available freight volumes. In the airfreight markets, more of our freight globally now moves in belly-space than it did at this time last year. There is plenty of airfreight capacity at this time albeit it is slightly different capacity than was utilized last year. That could change rather quickly, however, if there were to be a pronounced shift in the market and large numbers of dedicated freighters were once again committed.

There are rumors that the steamship companies are making moves to place more ships back into rotation, which is usually a good sign that at least someone thinks we’ve hit a bottom and are starting to make upward moves. There are also some rumors in the airfreight markets that things have at least hit bottom and there is a slight prognosis for a turnaround in the market trends. We would emphasize that rumors are rumors and can’t be relied upon totally, but after so much gloom and doom, we’re at least excited to hear some consistent good rumors. Whether or not there is substance, only time will tell, but we believe that we are well positioned to handle any upticks that might emerge in the global markets.

20. Do difficult economic times enable Expeditors to attract significant employee talent away from competitors?

Not real different from any other time. The primary difference is that during difficult economic times, there are more people available. Anytime is a good time to hire good talent. Anytime is also a bad time to get into a bidding war for talent, particularly when it is more difficult to ascertain what kind of freight opportunities will follow the person. That said, we will always consider someone who is willing to buy into our culture, embrace our philosophy and has the potential to bring new business.

21. With no normal March surge in airfreight traffic, did you see any uncharacteristic seasonal pickup in April (maybe due to delay of the surge), or did April continue March’s volume trend?

On a relative basis, April seemed to continue on the trend we’ve seen since the beginning of the year…it was softer than March, but April, given the nature of where it fits in the calendar, has typically been a somewhat softer month. Even in good times, April is typically a “hangover” month. That means that after a “push” by customers to make sure they ship their products to make their first quarter numbers, purchasing by their customers seems to be a little softer in April, the first month of a new quarter as compared with March, the last month of the old quarter.

22. In May, did any lanes/regions perk up more than others in air and/or ocean?

May didn’t show any abnormal strength, but it didn’t show continued deterioration either. As said in our response to question 5 above, the year-over-year monthly trends were better in May than in April. Some Intra-Asia lanes showed increasing strength and the Asia-Latin America lanes continued to show their resiliency.

23. How would you characterize the tightness in supply and demand in the airfreight market today vs. December vs. a year ago? Same question regarding the ocean freight market?

On the airfreight front, there is much more capacity in the airfreight markets now versus a year ago (and also compared with December for that matter.) The nature of the difference is also worth focusing on. Because so much belly space capacity has been factored into the equation this year versus last year, as dedicated freighter capacity has been pulled off in record amounts, the spot pricing market has created a much more unstable buying market… at least from a pricing perspective. Service levels are still good, but belly capacity, by its nature, is the secondary revenue source of most airplanes carrying passengers. A plane full of passengers will still fly even if there is not airfreight in its cargo hold. Any freight revenue at that point becomes a marginal revenue play (since most of the direct costs are covered by the passengers). Since some freight revenue is always preferable to no freight revenue, as the departure time approaches, the airlines’ flexibility on pricing becomes more pronounced. Since we have been able to maintain a pretty good book of business, we are able to take advantage of these spot markets. However, we can’t become dependent on spot pricing. You can’t build a reliable customer service strategy leveraging off of radically inconsistent pricing.

As for ocean freight, there are entirely different dynamics that are playing out. In that market there is no “belly space” dynamic, as passenger liners are exclusively cruise lines and we’ve yet to see a cruise liner confirmed to have 2,000 FEU’s along with 5,000 passengers. Because of that, steamship lines are focused exclusively on cargo. The dynamics that currently dominate the ocean freight business are tremendous over-capacity owing to the steamship lines being caught in a cyclical fleet upgrade mode as the global economy fell out of bed. This resulted in a record number of ships being pulled out of the rotation, new ships being parked before they’ve even been put into the rotation and anchorages all across south-east Asia being filled to capacity with parked ships. Even without the economic slow-down, there was going to be over-capacity in the ocean markets. The global down turn simply exacerbated it. The fallout on pricing has been tremendously pronounced with rates currently being bantered about at levels not seen in this century.

24. Besides the recently implemented but now only softly enforced 10+2 rule, do you see any other increased complexities for customs brokers on the horizon? If so, what are they, and which pose the biggest potential problems for smaller customs brokers?

We’re not sure that we’re the best suited to speak for smaller customs brokers, but with respect to customs brokers in general, the continued convergence of security with normal customs functions will drive increased technology investments that will also need to be reinforced with work process engineering. These kinds of investments, given the scale of some of the regulatory requirements being both mandated and contemplated, can be somewhat daunting even for a company with our resources. All brokers, regardless of size, are going to need to be increasingly capable of handling rapid responses to changes in regulatory directions…pricing pressure in an economy that is increasingly price versus value driven…which means that having appropriate economic resources, and being willing to commit them, are all part of the equation.

25. I could not find a policy at Expeditors regarding executive trading windows and black out dates surrounding company earnings announcements on your website, in publicly available filings such as the annual proxy filing, or prior 8K filings addressing the issue. I was hoping you could provide some more color on this. Do you currently have a trading policy for executives? If so, could you provide specific periods in which executives are allowed to trade and, conversely, what periods and/or dates are executives restricted from making exercise and sale decisions?

We do have an executive trading policy, not surprisingly, and it is available on both our internal and external websites and is also included in our Code of Business Conduct on our external website at www.expeditors.com. We basically have quiet periods that run for the last two weeks of a quarter and then an additional four weeks until earnings are reported…so in simple terms, we have six weeks to trade after every earnings announcement (we’re not allowed to trade on the day of the earnings release) and then have six weeks during which we are blocked from trading before quarterly results are announced. Of course, if there are other extraordinary kinds of issues that emerge over which we wouldn’t want our executive officers being scrutinized for potential insider trading issues, we instruct them all separately to refrain from trading the Expeditors’ stock, even if we are not in a declared quiet period. We train our people who are subject to this policy annually as part of our Code of Business Conduct training and require our executive offices to affirm they understand the policy as part of annual disclosure procedures in preparation of our annual proxy statement to shareholders.

26. How has pricing shaped up following the typical bid season?

Pricing competition on bids, both ocean and air, is very keen. Transparency to underlying rates has never been more available to customers. The smell of desperation is so prevalent among some competitors who are attempting to exist by sniffing the fumes of cash flow as opposed to a sustainable diet of profitability that one must be very careful in what one signs up for. Ocean pricing is at record low rates and air-freight pricing, which had gone stratospheric during 2008…before it crashed, is also seeing extremely low rates. This again is primarily due to a very active spot trading market and a shift in available capacity much more towards passenger aircraft belly-space and away from dedicated freighters, which have been parked in large numbers.

27. How much did reduced fuel surcharges impact air and ocean gross revenue and gross profit margins during the first quarter?

Gross revenue impacts are actually kind of difficult to determine. Because of market conditions and, also probably because of a response to regulatory issues, there has never been more diversity in the way that airlines are quoting rates and leveraging surcharges than was experienced during the first quarter of 2009. That diversity continues to increase as more and more airlines are pricing in an “all-in” basis on key routes…meaning that we don’t get a rate and a fuel surcharge, we’re simply quoted a rate that is inclusive of any fuel concerns.

From a gross profit (what we call net revenue) perspective, as fuel prices dropped and fuel surcharges also dropped or began being rolled into the rates, our yields, both in percentage terms and in real cents per kilo, increased. That, to us, reinforced our position that our profits were depressed, not enhanced, by the higher fuel costs and associated record fuel surcharges that peaked in 2008.

28. What are you hearing from the air and ocean carriers regarding capacity reductions in 2009?

Airlines continue to park freighter aircraft and park planes where the marginal cost of leaving the equipment idle is less than the losses they would incur by flying less than optimally utilized aircraft. Airlines are looking to continue to right-size their fleets and that capacity strategy will probably exist until further passenger demand returns to the markets. Dedicated freighter utilization will also remain constrained until stronger freight demand comes into play.

From an ocean perspective, as carriers anticipate opportunities, they will gradually return ships into rotation. There are rumors that some ships, in very limited numbers, are currently being returned to rotation.

29. Could you please describe what opportunities Expeditors’ is seeing across the various freight lanes (e.g., intra-Asia, Asia-Europe, Asia-U.S.) in the current environment?

As we have noted in several instances, Intra-Asia has some definite bright spots. Asia-Europe and Asia-US still seem to be consistently off from 2008 levels, but that said, there are indications that things might be “bottoming out” and could start to improve, albeit modestly.

30. Other than the normal Expeditors’ compelling value proposition to shippers is there any additional steps you are taking to win additional market share? Would you comment on your potential pipeline of activity?

We are tremendously encouraged by the “pipeline of activity”. Perhaps this year more than prior years, customers seem to be concerned with the financial strength of their service providers, which we believe bodes well for Expeditors. While the amount of freight being shipped is definitely off from 2008 levels, our sense is that we have done well at retaining accounts and even better at attracting new business. Even though it may not show up with full immediate effect, we feel good about how we’re positioned when the economy starts to turn a little more.

31. We understand from your press release that you elected not to formally reduce headcount in order to preserve long-term relationships. Has there been any natural attrition, and if so to what magnitude?

We initiated what we called a “soft” hiring freeze in 2008 whereby net gains in headcount required executive officer approval. There has been attrition in some areas, natural - and what we would call normal (i.e. people not performing).

32. Since presumably your branch employees are earning less due to negative net revenue trends during the first quarter, is the organization doing anything to modify compensation plans or bonus targets at the branch level to make up for lost commissions or branch bonuses (which we understand are based on a percentage of branch operating profit)?

No. Absolutely nothing at all. Our system is set up to provide opportunity by aligning the interests of the entire organization, not just the executive officers, with the interests of the shareholders. We also spend a lot of time making sure we are not creating “false economies” that shield our people from the realities of commerce. This is part of what we meant when we banned the use of the “R” word. That is not going to be an excuse for declining performance…the minute you start making allowances and modifications in our compensation model in recognition of what we all agree are tough times, you’ve institutionalized the “R” word and given credence to its ability to reshape our culture. You’ve also demotivated our managers who, in our existing system, have a natural incentive to find ways to get their bonuses back by finding ways to grow profits through gaining new customers and providing more innovative solutions to existing customers.

A subtle point of our culture that you might have missed, otherwise you may not have felt the need to ask this question, is that our compensation scheme is intended to motivate and reward employees for providing superior customer service. Superior customer service shows up in increased operating income. In a culture built upon accountability and merit, fostering an environment that rewards for the effects of doing things well but insulates from the consequences of doing things not as well as last year, even temporarily, is totally inconsistent with our overall objectives and philosophy. That kind of a mentality, where we would seek to equalize and pay people more than our compensation plan would normally allow based on current operating performance, under the guise that circumstances were difficult, unprecedented and beyond our control, is what creates unfortunate situations like Bear Sterns, Lehman Brothers, WaMu, AIG, Chrysler, General Motors or Citicorp along with any other investment or commercial banks, living or dead, you could name that required Federal bailout funds or worse. We believe in our system. We are confident in our people. We know that if we remain focused, the ingenuity and efforts of our people will find ways to increase profitability and customer service levels.

33. The recent 10-Q filing states that legal and related costs in first quarter 2009 declined by around $2M from the year-ago quarter. Previously you had noted that legal and related expenses amounted to $1.6M in first quarter 2008, implying about a $400k benefit in first quarter 2009, is that correct? What is a reasonable quarterly run rate for all legal and related costs going forward in 2009?

We’re not sure how it might be possible to deal with attorneys and get them to pay you…it’s a neat thought, and if you’ve mastered the technique, please feel free to email us the formula. As for your question, if you were to look at our 10-Q for the first quarter of 2008, you’ll notice that we said legal and related fees were up approximately $2 million, primarily due to the DOJ investigation. The $1.6 million to which you refer, was the part of the $2 million that related to the DOJ investigation.

34. Bad debt expense increased $3M year-over-year in first quarter, does management anticipate a further increase in bad debt expense based upon the health of its current customer base?

We have a very aggressive bad debt policy, particularly as bad debt expense relates to incentive compensation. As a result, we tend to accrue bad debt expense for amounts that remain uncollected after 120 days. This is a tough business and if you haven’t collected by 120 days, there is a good chance that you won’t collect. It is very difficult to anticipate at that stage (after 120 days) an estimation of how much will in fact get paid. Accordingly, we take a very simple approach…we make provisions against the operating units’ P&L after 120 days outstanding. If the branches are able to collect amounts afterwards, then we reverse our accrual. We were fortunate in that we did recover in the second quarter some of what we made a bad debt provision for in the first quarter. While we’re not predicting how much bad debt expense we expect, because we actually don’t know, what we do feel that we need to be prudent about at this time is making sure that we don’t allow uncollectible accounts receivable to stack up and then take a big write-off all at once.

35. Why were Salary and Related Costs and Other Expense line items on an absolute basis only down 7% (excluding Stock Compensation Expense) and 5% year-over-year in first quarter when Gross and Net Revenue were down 30% and 10%? Do you expect those expense items to begin to track more in-line with either Gross Revenue, Net Revenue or volume declines going forward? If so when? Will Expeditors consider laying off employees, or if not what is its natural attrition rate?

Salary and related costs as a percentage of net revenues is a key metric at Expeditors. We track this statistic at both the branch and corporate levels. In reviewing this figure, for the first quarter of 2009 compared with the first quarter of 2008, the 65 basis point increase in 2009 translates to a $368,282 efficiency variance (2008 percentage x 2009 net revenue less 2009 salaries and related costs). This is a mere .4% of operating income and less than .2% of 2009 salaries and related costs. Any way you want to analyze that difference, you come up with something that is clearly immaterial. We don’t know how much in line with trends you’d expect us to be. As for layoffs, we do not think that this maximizes the long term value of the Company and feel that we have addressed that topic sufficiently in our earnings release.

36. Was the $4M “true up” credit associated with higher actual pre-vesting forfeiture experience and the pre-vesting forfeiture assumptions more a function of the current stock price or reduced expectations for future stock option grants? If earnings performance improves in the back half of the year from that in first quarter, would this credit be reversed? What was the “true up” impact in the year-ago quarter?

During the debate that raged over deriving and then expensing the value of stock options, we once noted that one of the problems of booking some expense attributable to the value of stock options, was that the only certain thing you could say was that whatever you calculated, because of the nature of the estimates involved, would be wrong to some degree and that all you could do was to hope that it was not materially wrong. How wrong it was, of course, will only be known after the passage of time.

One factor that goes into the calculus that results in an expensable value for stock options is estimating option forfeitures. Mechanically, once the Black-Scholes (BS) model has calculated an aggregate value for the stock option grant, that aggregate amount is reduced by the percentage of employee’s granted options which you estimate will quit or otherwise leave before those options vested and could be exercised. This forfeiture rate “true up” has nothing at all to do with stock performance, current or historical nor does it have anything to do with prospects for future stock option grants. It is merely an adjustment that takes into account the amount of stock option expense we have recorded based on very conservative forfeiture rate estimates. That means the turnover ratio we assumed would occur…that being the number of people who quit or were terminated before their options vested and could be exercised was less than in fact did turn over. We simply estimated that less people would terminate than did. The result of that was when we reviewed actual versus expected forfeitures for the first group of stock options which were granted subsequent to our adoption of FAS123R, the 2006 stock options. We noted that we had over accrued expense and accordingly adjusted our aggregate expense to take this change in estimate into account.

When we first began expensing stock options in 2006, we wanted to avoid a situation where we overestimated the forfeiture rate and when we did this true up, we actually would have had to record more expense. The stock compensation expense reduces operating income…which reduces the amount of money available for distribution from the respective bonus pools. Being conservative and being able to give some immaterial amount back is much preferable to having to take some immaterial amount back…in fact one could argue that there is no such thing as an immaterial amount when it has to be recouped from an employee.

This credit will not be reversed, however, in the next two years and there was no “true-up” impact a year ago.

37. Please directionally discuss your Air, Ocean and Customs Brokerage Gross Yield expectations for the first half of 2009. Have recent reductions in global Air and Ocean capacity materially limited your ability to expand yields?

Since the first half of 2009 still isn’t quite over, discussing our expectations would be a lot like a prediction, which we don’t make. To paraphrase a Groucho Marx line, “We wouldn’t work for any company that would believe any of our predictions.”

Despite the trauma caused by the unprecedented compression seen in the global freight markets beginning in the fourth quarter of 2008, the historical trends related to yield movements (rise with excess capacity and shrink when capacity tightens) do not appear as of yet to have changed.

38. What was the impact from foreign exchange on earnings in first quarter and what impact would you expect in second quarter assuming current global exchange rates remain unchanged through the remainder of the quarter?

The direct impact was probably about 1¢ per share, on a round, positively. Foreign exchange impacts on earnings is a difficult thing to predict. The best thing we can do in our Company is to insulate ourselves against foreign exchange rate volatility. We do this primarily by accelerating our foreign currency settlements among our different entities. We also try to be keenly aware and consider the impact of potential foreign currency changes in our pricing methodologies.

39. How does Expeditors plan to put the nearly $900M in cash and equivalents to work? Would Expeditors consider getting more aggressive with its share repurchases at current valuations?

If there has been a silver lining for Expeditors to all those economic clouds that are obscuring the view of the future, it is a recognition that there is value in financial stability. We have not altered our share-buy back practice of keeping our share count flat. That said, we feel that a “mondo” discretionary buy back in this environment at current prices may not be the best use of our cash. Having a lot of cash in this kind of environment is very stabilizing for all facets of our business.

40. Can you provide an update for capex guidance for 2009?

As of right now, we think the $70 million shown in our most recent 10-Q is sufficient.

41. How much of the first quarter 1,000+ bp year-over-year airfreight gross yield expansion was aided by fuel? What about ocean? Do you have a sense of how much larger this impact is likely to be in second quarter and third quarter?

As noted in our previous answer (see our response to question 11), because of the 30+% drop in global freight market volumes, the emergence of a fairly strong spot market, and the disparity among air carriers in how fuel charges are being applied, combined with the recent drop in fuel prices from the record high levels of 2008, makes the ability to isolate fuel surcharge impact on yield reductions very difficult to gauge. For those who suggested we might have profited on fuel surcharges, it is interesting to note that as fuel dropped, our yields expanded, significantly. While it is true that there has been a tremendous drop off in volumes in 2009 compared with 2008, we believe that the expansion of yields concurrent with falling fuel prices (and associated airline surcharges) is noteworthy.

42. The past few months seems to be the fastest deceleration in demand and volume on a global basis anyone can remember. Historically, when volumes weaken, Expeditors has been able to expand its gross air and ocean yields on average for about 4-6 quarters as the market adjusts. However, given the speed and magnitude of how quickly and deep volumes have fallen do you see risk that Expeditors won’t be able to maintain gross yield expansion as long as past cycles this time around? Or is it the opposite. Massive over-capacity means larger and longer than normal periods of gross air and ocean yield expansion?

As you note, the past few months (actually reaching back into the last part of 2008) began a trend that saw a deceleration in global demand that was unprecedented, at least in any of our life-times. Given the unprecedented nature of that decline and because of how it has played out with current developments in our economy, we think a degree of healthy skepticism is necessary in projecting historical trends into future expectations… even beyond the normal caveats that appear in small print on a lot of financial publications extolling the virtues of investment options which had a strong historical record.

Fundamentally, however, let us set forth several things that we think are important to differentiate where we believe we are currently positioned. Firstly, our goal has never been to simply maximize gross yields. Our goal has been to provide superior customer service at market competitive rates by relying on the attitude and expertise of our people to create solutions for our customers using our service providers that are both synergistic and seamless. We believe that the key way of accomplishing this is through creating an environment that fosters service provider co-operation and transparency. This co-operation and transparency accommodates market forces while respecting long-standing relationships in the process. In other words, profits are a by-product of doing the right things for our customers and our service providers as we react to the ebb and flows in the market.

With the reduction of dedicated freighter space in the market, there is a greater portion of belly space available as total market freight capacity. This means airfreight buy rates are much more volatile. This volatility is enhanced by over capacity situations.

43. I am presenting Expeditors as a stock recommendation to my stock club. I have owned Expeditors in my personal account for about five years but wanted to know if you inventory anything. From my research, Expeditors main costs are labor, IT and office space. Please let me know if this is correct so my presentation is accurate when I make it to the group.

We do not inventory anything as per the context of your question. We are a service provider and since we do not manufacture anything, there really is nothing for us to inventory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

June 23, 2009	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

June 23, 2009	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer